Exhibit 99.7

Item 11.	Executive Compensation

Compensation

The following table sets forth information for the years indicated concerning the compensation we paid to our Chief Executive Officer and to each of our other executive officers who were serving as executive officers at the end of fiscal year ended December 31, 2005 for services rendered during that fiscal year.

Summary Compensation Table

						Awards
							Securities
		Annual Compensation					Underlying
				Other Annual		Restricted	Options/	All Other
		Salary	Bonus	Compensation		Stock Awards	SAR’s	Compensation
Name and Principal Position	Year	($)	($)	($)(1)		($)(2)	(#)	($)(3)

David W. Sharp	2005	$379,374	$626,800	$59,800	(5)	$2,882,563	—	$9,090
President and Chief	2004	256,000	50,000	—		—	—	10,027
Executive Officer(4)	2003	228,000	—	—		—	1,400	8,780
Richard A. Sebastiao	2005	$—	$—	$276,685	(7)	$—	—	$—
Former Chief	2004	—	—	547,074	(7)	—	—	—
Restructuring Officer(6)	2003	—	—	—		—	—	—
George G. Reuter	2005	$275,000	$434,300	$—		$2,882,563	—	$6,245
Executive Vice President and	2004	236,333	50,000	—		—	—	5,582
Chief Operating Officer(8)	2003	191,500	—	—		—	700	5,070
William B. Gibbens, III	2005	$256,000	$424,800	$—		$2,882,563	—	$4,574
Executive Vice President and	2004	256,000	50,000	—		—	—	4,172
General Counsel(9)	2003	240,500	—	—		—	1,200	3,370
Ronald D. Mogel	2005	$225,518	$43,750	$—		$—	—	$7,530
Vice President and	2004	201,250	5,000	—		—	—	6,687
Chief Financial Officer(10)	2003	201,250	—	—		—	—	6,509

(1)	For years in which no amounts are disclosed in this column, perquisites and other personal benefits paid to such executive officer in that year did not exceed the lesser of $50,000 or 10% of such executive officer’s salary and bonus for that year.

(2)	Represents the dollar value of 250,658 shares of restricted stock issued to each of Mr. Sharp, Mr. Reuter and Mr. Gibbens on September 15, 2005, multiplied by the closing price of $11.50 as of the grant date. Mr. Sebastiao and Mr. Mogel were not issued restricted stock. As of December 31, 2005, the end of our most recently completed fiscal year, the aggregate number of shares of restricted stock held by each of Mr. Sharp, Mr. Reuter and Mr. Gibbens was 234,083 shares. Based on the closing price of our common stock on December 31, 2005 of $16.50, these shares of restricted stock are valued at $3,862,369. The shares issued to these executive officers vest in four equal installments on September 30, 2005 and July 6, 2006, 2007 and 2008. Dividends will be paid on the restricted stock to the extent dividends are paid on any of our common stock.

(3)	Comprised of (i) matching contributions to our 401(k) Plan and (ii) premiums that we paid on term life insurance policies that we maintain for these executive officers for which we are not the named beneficiary, in each case as follows:

		401(k) Plan	Life Insurance
Name	Year	Contributions	Premiums

Mr. Sharp	2005	$4,200	$4,890
	2004	3,900	6,127
	2003	3,600	5,180
Mr. Reuter	2005	$5,250	$995
	2004	4,875	707
	2003	4,500	570
Mr. Gibbens	2005	$2,800	$1,774
	2004	2,600	1,572
	2003	2,400	970
Mr. Mogel	2005	$6,000	$1,530
	2004	5,250	1,437
	2003	5,143	1,366

(4)	Mr. Sharp was elected our President and Chief Executive Officer on April 30, 2005.

(5)	Of this aggregate amount, $50,000 is attributable to a membership fee for a country club.

(6)	Mr. Sebastiao served as our Chief Restructuring Officer and principal executive officer from August 30, 2004 until April 30, 2005 pursuant to a management consulting agreement that we entered into with RAS Management Advisors, Inc., of which Mr. Sebastiao is President.

(7)	This amount represents payments to RAS Management Advisors, Inc., pursuant to the management consulting agreement that we entered into with it for services performed by Mr. Sebastiao as our Chief Restructuring Officer and principal executive officer and other agents of RAS Management Advisors, Inc.

(8)	Mr. Reuter became an executive officer on December 15, 2004.

(9)	Mr. Gibbens became an executive officer on July 1, 2003.

(10)	Mr. Mogel became an executive officer on April 30, 2005.

Aggregate Options

The following table shows all outstanding stock options held by each of our executive officers as of December 31, 2005. None of these stock options were in-the-money as of December 31, 2005. None of our executive officers exercised any stock options in 2005. No stock options were granted to our executive officers during 2005.

Options at December 31, 2005

Number of Securities
Underlying Unexercised
Options/SARs at
Fiscal Year End (#)
Exercisable/
Name	Unexercisable

David W. Sharp	6,253/467
Richard A. Sebastiao	—/—
George G. Reuter	1,967/233
William B. Gibbens, III	3,120/400
Ronald D. Mogel	1,120/80

Director Compensation

In 2005, each member of our board of directors who was not one of our employees received an annual retainer of $30,000 plus $5,000 for serving on a committee of the board. The chairman of each of our standing board committees received an additional $5,000 per year for his service. We reimburse all directors for reasonable out of pocket expenses incurred in attending board and committee meetings, and each board member receives $1,500 for each board meeting attended. Beginning in 2005, as non-executive Chairman of the Board, Mr. Mills receives an annual retainer of $240,000 in lieu of receiving the annual retainer and other amounts stated immediately above.

In an effort to strengthen our ability to attract, motivate and retain directors of experience and ability, and to encourage the highest level of director performance, our board approved an amendment to the Horizon Offshore, Inc. 2005 Stock Incentive Plan (the 2005 Incentive Plan) to provide for grants of stock options to our non-employee directors. This amendment was subsequently approved by a majority of our stockholders acting by written consent. As required by Rule 14c-2(b) under the Exchange Act, on January 30, 2006, we filed an Information Statement on Schedule 14C to inform our stockholders of the approval of the amendment to the 2005 Incentive Plan, which we expect to become effective at the end of March or beginning of April 2006. Upon effectiveness of this amendment, we will grant non-qualified stock options to purchase 10,000 shares of our common stock (adjusted for any reverse stock-splits) to each non-employee director, namely John T. Mills, Ken R. LeSuer, Charles O. Buckner and Raymond L. Steele, with a term of ten years, and exercisable one year after the date of grant. The exercise price will be equal to the fair market value of the underlying common stock on the date of grant.

In addition, on the day following each annual meeting occurring after December 31, 2005, each non-employee director shall be automatically granted non-qualified stock options to purchase up to 10,000 shares of our common stock (adjusted for any reverse stock-splits), the exact number of which shall be set by the board of directors.

Executive Employment Agreements

On July 6, 2005, we entered into an employment agreement with David W. Sharp, our President and Chief Executive Officer. Mr. Sharp’s employment agreement provides for a term expiring on December 31, 2008, and a minimum annual base salary of $440,000, which is reviewed at least annually. In connection with Mr. Sharp’s execution of the employment agreement, Mr. Sharp received a $220,000 bonus, of which 50% was paid upon execution of the employment agreement and the balance was paid on December 31, 2005. On September 15, 2005, we granted to Mr. Sharp 250,658 shares of restricted common stock pursuant to the 2005 Incentive Plan. In addition, Mr. Sharp will be eligible to earn an annual incentive bonus based on pre-established goals determined by our compensation committee and set out in writing. Any bonus shall not exceed 150% of his annual base salary at the end of the fiscal year with respect to which the bonus is paid.

On July 6, 2005, we entered into an employment agreement with George G. Reuter. Mr. Reuter’s employment agreement provides for a term expiring on December 31, 2008, and a minimum annual base salary of $275,000, which is reviewed at least annually, and was increased to $300,000 effective March 1, 2006. In connection with Mr. Reuter’s execution of the employment agreement, Mr. Reuter received a $220,000 bonus, of which 50% was paid upon execution of the employment agreement and the balance was paid on December 31, 2005. On September 15, 2005, we granted to Mr. Reuter 250,658 shares of restricted common stock pursuant to the 2005 Incentive Plan. In addition, Mr. Reuter will be eligible to earn an annual incentive bonus based on pre-established goals determined by our compensation committee and set out in writing. Any bonus shall not exceed 100% of his annual base salary at the end of the fiscal year with respect to which the bonus is paid.

On July 6, 2005, we entered into an employment agreement with Mr. Gibbens. Mr. Gibbens’ employment agreement provides for a term expiring on December 31, 2008, and a minimum annual base salary of $256,000, which is reviewed at least annually, and was increased to $285,000 effective March 1, 2006. In connection with Mr. Gibbens’ execution of the employment agreement, Mr. Gibbens received a $220,000 bonus, of which 50% was paid upon execution of the employment agreement and the balance was paid on December 31, 2005. On September 15, 2005, we granted to Mr. Gibbens 250,658 shares of restricted common stock pursuant to the 2005 Incentive Plan. In addition, Mr. Gibbens will be eligible to earn an annual incentive bonus based on pre-established goals determined by our compensation committee and set out in writing. Any bonus shall not exceed 100% of his annual base salary at the end of the fiscal year with respect to which the bonus is paid.

On July 6, 2005, we entered into an employment agreement with Ronald D. Mogel, our Vice President and Chief Financial Officer, that provides for a term expiring on December 31, 2008 and a minimum annual base salary of $230,000, which is reviewed at least annually, and was increased to $245,000 effective May 1, 2006. In addition, Mr. Mogel will be eligible to earn an annual incentive bonus based on pre-established goals determined by our compensation committee and set out in writing. Any bonus shall not exceed 100% of his annual base salary at the end of the fiscal year with respect to which the bonus is paid.

If we terminate Messrs. Sharp’s, Reuter’s, Gibbens’ or Mogel’s employment under his respective employment agreement within 180 days of certain defined change in control events other than for disability or cause, as defined in the agreement, or if any of them terminates his employment following the defined change of control events as a result of either not having an equivalent or greater capacity, position or duties then he had prior to the change of control or having his place of employment being transferred outside the Houston Metropolitan area, he is entitled to: (i) a lump sum payment equal to two times his annual base salary at the time of termination and the average of all bonuses paid or payable annually to him for the preceding three fiscal years; and (ii) receive for a period of two years from the date of termination life, health, accident and disability insurance. If we terminate any of Messrs. Sharp’s, Reuter’s, Gibbens’ or Mogel’s employment under his respective employment agreement other than for disability or cause, as defined in the agreement, or he terminates his agreement as a result of being assigned to or given any capacity, position or duties of lesser authority than that of an executive officer of our company and such termination does not occur within 180 days of certain defined change in control events, he is entitled to: (i) a lump sum payment equal to the amount of his annual base salary that otherwise would have been paid to him had he remained employed through the term of the agreement; and (ii) receive life, health, accident and disability insurance for such period.

Each of Messrs. Sharp’s, Reuter’s, Gibbens’ and Mogel’s employment agreements contain agreements that restrict them from using or disclosing confidential information and from competing with us in specified geographic areas during his employment and for one year after the termination of his employment. In addition, in the event payments or benefits to any of Messrs. Sharp, Reuter, Gibbens or Mogel are subject to excise tax imposed by Section 4999 of the Internal Revenue Code, we will pay to him an additional amount so that the net amount retained by him after deduction of any excise tax, together with any interest or penalties, shall be equal to the value of such payments or benefits.

Compensation Committee Interlocks and Insider Participation

The members of our compensation committee are Messrs. Mills, Buckner and LeSuer. No member of our compensation committee served as an officer or employee of our company or any of our subsidiaries prior to or while serving on our compensation committee. In 2005, none of our executive officers served as a director or member of the compensation committee of another entity, any of whose executive officers served on our board of directors or on our compensation committee.